EXHIBIT 10B(33)

                              EMPLOYMENT AGREEMENT

                                     BETWEEN

                     NORTH CAROLINA NATURAL GAS CORPORATION

                                       AND

                                 CALVIN B. WELLS




                                  JULY 15, 1999






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                              EMPLOYMENT AGREEMENT
                              --------------------

         EMPLOYMENT AGREEMENT ("Agreement"), dated as of the July 15, 1999, between North Carolina Natural Gas Corporation ("NCNG" or "Company"), a Delaware Corporation headquartered in Fayetteville, North Carolina and a subsidiary of Carolina Power & Light Company ("CP&L"), and Calvin B. Wells ("Wells").

                                    RECITALS
                                    ---------

         1. On or around July 15, 1999 ("Closing Date"), North Carolina Natural Gas Corporation will, through a merger transaction, become a wholly owned subsidiary of Carolina Power & Light ("CP&L"). NCNG, as it existed prior to this merger, will be referred to herein as "Pre-Merger NCNG."

         2. Wells was employed as Chief Executive Officer of Pre-Merger NCNG and entered into an Employment Agreement with Pre-Merger NCNG on September 11, 1985 ("Prior Agreement").

         3. NCNG and Wells wish to enter into an employment relationship whereby Wells will be employed as Chief Executive Officer of NCNG after the Closing Date.

         4. NCNG and Wells wish to rescind his Prior Agreement and enter into this new Employment Agreement which will supersede all prior agreements on the subject matter.

         5. The parties wish to enter into this Agreement to set forth certain terms related to that relationship.

                                   PROVISIONS

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

         1.       TERM OF EMPLOYMENT.
                  ------------------

                  (a). Employment. The Company hereby agrees to employ Wells, and Wells hereby accepts employment with NCNG, for the Employment Term stated herein, subject to the terms and conditions hereof.

                  (b). Employment Term. Unless sooner terminated in accordance with the provisions of Section 6, Wells' term of employment with NCNG under this Agreement (the "Employment Term") shall commence on the Closing Date ("Employment Date"), and shall

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continue until July 15, 2002. Should Wells' employment with NCNG continue past
July 15, 2002, then such employment shall not be subject to this Employment Agreement.

         2.       RESPONSIBILITIES; OTHER ACTIVITIES.
                  ----------------------------------

                  Wells shall occupy the position of Chief Executive Officer of NCNG and shall undertake the general responsibilities and duties of such position as directed by NCNG's Board of Directors. During the Employment Term, Wells shall perform faithfully the duties of Wells' position, devote all of Wells' working time and energies to the business and affairs of NCNG and shall use Wells' best efforts, skills and abilities to promote NCNG.

         3.       SALARY.
                  ------

                  As compensation for the services to be performed hereunder:
Wells will be paid a salary at the annual rate of Two Hundred Sixty Seven Thousand Three Hundred Dollars ($267,300) (less applicable withholdings) beginning on the Employment Date. Annual salary for each subsequent year of the Employment Term shall be subject to adjustment by the NCNG Board of Directors at its discretion, provided that Wells' annual salary shall not be less than $267,300.00. Annual salary shall be deemed earned proportionally as Wells performs services over the course of the Salary Year. Payments of annual salary shall be made, except as otherwise provided herein, in accordance with NCNG's standard payroll policies and procedures.

         4.       PRIOR AGREEMENT.
                  ----------------

                  The parties agree that the Prior Agreement between Pre-Merger NCNG and Wells dated September 11, 1985 is no longer in effect and that this Employment Agreement supersedes Wells' Prior Agreement with Pre-Merger NCNG.

         5.       BENEFITS.
                  --------

                  During the Employment Term, Wells shall be entitled to participate in all Company sponsored benefit programs as NCNG or CP&L may have in effect in accordance with their terms. Provided, however, that nothing contained in this Agreement shall require NCNG or CP&L to continue to offer such benefits or programs or to limit NCNG's or CP&L's absolute right to modify or eliminate these benefits.

                  (a). Existing Pre-Merger NCNG Plans. Wells will continue participating in the following existing Pre-Merger NCNG Plans until December 31, 1999, in accordance with their terms: North Carolina Natural Gas Executive Pension Restoration Plan, North Carolina Natural Gas Employees' Pension Plan, North Carolina Natural Gas 401(k) Plan, and all other health and welfare plans as described in the existing Pre-Merger NCNG Handbook, in which Wells is eligible to participate. Wells' rights to benefits under these Plans will be based upon the terms of these Plans.

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                  (b). Terminating Pre-Merger NCNG Plans. The parties
acknowledge that the following Pre-Merger North Carolina Natural Gas plans will terminate, in accordance with their terms, on or around the Closing Date: the NCNG Long Term Incentive Plan; the NCNG Annual Incentive Plan; the NCNG Employee Stock Purchase Plan; and the NCNG Key Employee Stock Option Plan. Wells' rights to benefits in those plans will be based upon the terms of those plans.

                  (c). CP&L Plans and Post-Merger NCNG Plans. Wells will be eligible to participate in the following benefit plans subject to their terms:

                           (i). Management Incentive Compensation Program. Wells
will be eligible to participate in the CP&L Management Incentive Compensation Program (MICP) beginning in 2000, for which payment will be made on or before March 31, 2001, in accordance with the terms of the plan. Pursuant to the terms of the MICP, Wells' target compensation under such program will be approximately 35% of base salary earnings. Wells will be entitled to a 1999 Bonus for the remainder of 1999 to be calculated under the terms of the CP&L MICP and prorated accordingly.

                           (ii). Long Term Incentives. Wells will be eligible to
participate in the CP&L Performance Share Sub-Plan under the 1997 Equity Incentive Plan in accordance with the terms of the plan. Wells' participation in this plan shall begin January 1, 2000.

                           (iii). Restricted Stock Agreement. NCNG and Wells
have entered into a Restricted Stock Agreement effective July 15, 1999.

                           (iv). Management Deferred Compensation Plan. Wells
will be eligible to participate in CP&L's management Deferred Compensation Plan in accordance with the terms of the plan. Wells' participation in this plan shall begin January 1, 2000.

                           (v). Supplemental Retirement Plan. Wells will be
eligible for participation in CP&L's Supplemental Retirement Plan (SRP), subject to its terms. Wells' participation in this plan shall begin January 1, 2000. Wells will also be eligible to participate in the CP&L Restoration Retirement Plan on January 1, 2000, subject to its terms.

                           (vi). Executive Permanent Life Insurance Program.
Wells shall be eligible to participate in CP&L's Executive Permanent Life Insurance Program, subject to its terms. Wells' participation in this plan shall begin January 1, 2000.

                           (vii). Personal Accident Insurance Program. Wells
shall be eligible to participate in CP&L's Personal Accident Insurance Program, subject to its terms. Wells' participation in this plan shall begin January 1, 2000.

                           (viii). Stock Purchase Savings Plan. Wells shall be
eligible to participate in CP&L's Stock Purchase Savings Plan, subject to its terms. Wells' participation in this plan shall begin January 1, 2000.

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                           (ix). Financial/ Estate Planning. Consistent with
CP&L's practice with respect to other senior executives, Wells will be reimbursed for financial and estate planning including financial planning and tax preparation. Wells shall be immediately eligible for this benefit.

                           (x). Choice Benefits Program. Wells shall be eligible
to participate in CP&L's Choice Benefits Program, subject to its terms. Wells' participation in this program shall begin January 1, 2000.

                           (xi). Vacation. Wells shall be entitled to five (5)
weeks of paid vacation days beginning January 1, 2000.

                           (xii). Holiday. Wells will be eligible for ten (10)
paid holidays in each calendar year as provided in the NCNG Handbook.

                           (xiii). Automobile Allowance. Wells will be eligible
to receive an automobile allowance of $1350 per month (less withholdings) subject to the terms of NCNG's policies. Wells will also be eligible for a cellular phone and reserved parking at NCNG's expense. Wells shall be eligible for his automobile allowance at the expiration of his current automobile lease.

                           (xiv). Annual Physical. NCNG will pay for an annual
physical examination by a physician of Wells' choice beginning January 1, 2000.

                           (xv). Capital City Club. NCNG will pay an initiation
fee and monthly dues for a membership at the Capital City Club for Wells. Wells shall be immediately eligible for this benefit.

                           (xvi). Airline Club Membership. NCNG will provide
airline club membership in accordance with NCNG policy. Wells shall be immediately eligible for this benefit.

                           (xvii). Country Club Membership. At Wells' option, if
joined, NCNG will pay an initiation fee and monthly dues for a membership for Wells at a country club approved by the NCNG Board of Directors. Business related expenses will be reimbursed consistent with NCNG's expense account guidelines. Wells shall be immediately eligible for this benefit.

                           (xviii). Personal Computer. NCNG will provide a
personal computer to Wells to be used at his personal residence. Wells shall be immediately eligible for this benefit.

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                  (d). Funding of Benefits under NCNG Executive Pension
Restoration Plan.

                           (i). Under the NCNG Restoration Pension Plan as
referenced in Section 5(a), Wells shall be entitled to benefits that shall have accrued thereunder through December 31, 1999. As further provided in the Plan, such benefits are payable from the general assets of NCNG.

                           (ii). Conditions for Trust. NCNG agrees to establish
a trust, as described in Section 5(d)(iii) below, to fund the payment of benefits to Wells under NCNG's Executive Pension Restoration Plan in the event that:

                                    (aa). A change-in-control of NCNG or CP&L
occurs; or

                                    (bb). Wells retires under the NCNG
Employee's Pension Plan or CP&L's Supplemental Retirement Plan (as applicable). Retirement by Wells shall be deemed to have occurred in the event that his employment is terminated with NCNG and he becomes eligible to begin receiving benefits under the NCNG Executive Pension Restoration Plan.

                           (iii). Trust. Should the conditions specified in
Section 5(d)(ii) transpire, and should NCNG thereby be required to establish a trust as provided therein, such trust shall be:

                                    (aa). A trust of which NCNG is the grantor,
within the meaning of subpart E, Part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code;

                                    (bb). A trust under which Wells is a
beneficiary as of his retirement date or as of the change-in-control date (as applicable); and

                                    (cc). A trust the assets of which shall be
subject to the claims of NCNG's general creditors in accordance with Internal Revenue Service Revenue Procedure 92-64.

                           (iv). Further Modifications. Nothing in this
Agreement shall in any way limit or prohibit NCNG from amending or terminating NCNG's Employee's Pension Plan, CP&L's Supplemental Retirement Plan, NCNG's Executive Pension Restoration Plan, or any other benefit plan of NCNG or CP&L.

                           (v).     Change-in-Control.

                                    (aa). Defined. A Change-in-Control of NCNG
or CP&L shall be deemed to have occurred only in the event that any one of the following circumstances or conditions transpires:

                                    (i). The acquisition by any person
(including a group, within the meaning of Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership of 15 percent or more of the NCNG's or CP&L's then outstanding voting securities;

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                                    (ii). A tender offer is made and consummated
for the ownership of 51 percent or more of NCNG's or CP&L's then outstanding voting securities;

                                    (iii). The first day on which less than 66
2/3 percent of the total membership of the Board of Directors of NCNG or CP&L are Continuing Directors of either NCNG or CP&L ("Continuing Directors" being members of such Board as of the effective date of this Agreement), provided, however, that any person becoming a director subsequent to such date whose election or nomination for election was supported by 75 percent or more of the directors who then comprised Continuing Directors shall be considered to be a Continuing Director); or

                                    (iv). Approval by the stockholders of the
NCNG or CP&L of a merger, consolidation, liquidation or dissolution of the NCNG or CP&L, or of the sale of all or substantially all of the assets of NCNG or CP&L;

                                    (bb). Holding Company or Structural
Reorganization. Movement of NCNG or CP&L to a holding company structure, issuance of stock to the shareholders of CP&L or any holding company, or any other corporate reorganization among affiliated companies whereby the ultimate ownership of NCNG does not materially change as a result of a the transaction shall not be deemed to be a Change-in-Control.

                                    (cc). Effective Date for Change-in-Control.
A Change-in-Control shall not be deemed to have occurred until Wells receives written certification from CP&L's President and Chief Executive Officer or, in the event of his or her inability to act, CP&L's Chief Financial Officer, or any Executive or Senior Vice President of the CP&L that one of the events set forth in Section 5(d)(v)(aa) above has occurred. The officers referred to in the previous sentence shall be those officers in office immediately prior to the occurrence of one of the events set forth above in Section 5(d)(v)(aa). Any determination that such an event has occurred shall, if made in good faith on the basis of information available at that time, be conclusive and binding on NCNG and Wells and Wells' beneficiaries for all purposes of this Agreement.

         6.       TERMINATION OF EMPLOYMENT.
                  -------------------------

                  (a). The employment relationship between Wells and NCNG may be terminated by either NCNG or Wells with or without advance notice and may be terminated with or without cause as defined below.

                  (b). Termination Without Cause or Change in Control. If Wells' employment is terminated before the end of the Employment Term Without Cause or as a result of a Change in Control (as defined in Section 5(d)) of NCNG, then Wells will be provided with severance benefits as described below, subject to paragraph 6(h).

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                           (i). Severance Benefits. In accordance with a
termination under this paragraph 6(b), and subject to paragraph 6(h), Wells shall be entitled to the benefits described below. All payments shall be subject to required payroll withholdings, including any withholdings for excise taxes for parachute payments. In addition, Wells acknowledges that he is liable for all federal and state income and excise taxes due on these severance or other payments from NCNG.

                                    (aa). Salary. Wells shall be entitled to
continuation of his then current base annual salary for two (2) years and eleven
(11) months following such termination, paid on a semi-monthly basis. Provided, however, that if Wells is re-employed before the expiration of the two (2) years and eleven (11) months period following termination, remaining severance shall be reduced to the difference, if any, between the salary continued hereunder and the salary in the new position.

                                    (bb). Welfare Benefit Plans and 401(k) Plan.
NCNG shall pay Wells a monthly sum to compensate Wells for the employer-paid portion of medical, life, AD&D and disability coverage and for the loss of the company match under the 401(k) plan. Such sum shall be grossed up to cover state and federal income taxes, but not any excise taxes due for parachute payments which may apply. Provided, however, that these payments shall cease sixty (60) days following Wells' re-employment before the end of the two (2) year and eleven (11) month period following termination. Upon re-employment, NCNG shall have no further obligation to Wells under this paragraph 6(b)(i)(bb).

                                    (cc). Retirement Plan. In order to
compensate Wells for loss of pension benefits, NCNG shall calculate a "make up" pension benefit. This "make up" pension benefit shall equal the value which would have been added to Wells' pension benefit, under the retirement plan in which he is participating at the time of termination, had his employment been continued for two (2) years and eleven (11) months beyond the termination date, or to the date sixty (60) days following Wells' re-employment, whichever is earlier. The "make up" pension benefit shall be calculated within a reasonable period of time following such date. The net present value of the "make up" pension benefit (less applicable withholdings) shall be payable, in semi-monthly payments, over a five (5) year period beginning on the first of the month following such calculation.

                                    (i). Calculation. If Wells' employment is
terminated under this paragraph on or before December 31, 1999, then the "make up" pension benefits will be calculated based upon the final average pay as it would have been determined under the NCNG Employees' Pension Plan and the North Carolina Natural Gas Executive Pension Plan as of the date of termination. If Wells' employment is terminated on or after January 1, 2000, then this "make up" pension benefit shall be calculated based upon the base salary as determined under the CP&L Supplemental Retirement Plan and the CP&L Restoration Retirement Plan as of the date of termination.

                                    (dd). Re-employment. Wells acknowledges that
benefits under paragraph 6(b) are affected by his re-employment before the expiration of two (2) years and

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eleven (11) months from the date of termination. Wells agrees that he shall provide written notice to NCNG of any such re-employment within fourteen (14) days of the date re-employment commences. Such notice shall include the terms of employment, including start date, salary, benefit availability, and other information as may be requested by the NCNG Board of Directors. Such notice shall be delivered to: Vice President, Human Resources, Carolina Power & Light Company, P. O. Box 1551, Raleigh, North Carolina, 27602. For purposes of this Agreement, re-employment shall include, but not be limited to, work as an employee, agent, consultant, independent contractor, or in any other capacity, for an employer, firm, or other entity, or for one's own business.

                  (c). Constructive Termination. If Wells is reassigned to another position with significantly and materially reduced responsibilities, or his annual salary is reduced by 15% or more, then, at Wells' option, Wells may deem such action to be a Constructive Termination. Should Wells wish to deem such action a Constructive Termination, then Wells must notify, in writing, the NCNG Board of Directors within 30 days of the date Wells received notification of the change in his duties or salary. Should Wells declare such action to be a Constructive Termination, then he shall be entitled to the benefits described in paragraph 6(b), subject to paragraph 6(h).

                  (d). Voluntary Termination - If Wells terminates his employment voluntarily for any reason at any time, then he shall be eligible to retain all benefits under existing benefit programs which have vested pursuant to the terms of those programs, but he shall not be entitled to any form of salary continuance or any form of severance benefit.

                  (e). Termination for Cause - The Company may elect at any time to terminate Wells' employment immediately hereunder and remove Wells from employment for Cause. For purposes of this paragraph 6, cause for the termination of employment shall be defined as: (i) the willful and continued failure by him substantially to perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness), or (ii) the willful engaging by him in misconduct which is materially injurious to the Company, monetarily or otherwise. Upon the termination of Wells' employment for Cause, NCNG shall have no further obligation to Wells under this Agreement except as specifically provided in this Agreement. Upon such termination, Wells shall be entitled to all earned but unpaid salary accrued to the date of termination. Any continued rights and benefits Wells, or Wells' legal representatives, may have under employee benefit plans and programs of NCNG upon Wells' termination for cause, if any, shall be determined in accordance with the terms and provisions of such plans and programs.

                  (f). Termination Due to Death. In the event of the death of Wells at any time during the Employment Term, Wells' employment hereunder shall terminate and NCNG shall have no further obligation to Wells under this Agreement except as specifically provided in this Agreement. Wells' estate shall be entitled to receive all earned but unpaid salary accrued to the date of termination. Any rights and benefits Wells, or Wells' estate or other legal representatives, may have under employee benefit plans and programs of NCNG upon Wells'

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death during the Employment Term, if any, shall be determined in accordance with the terms and provisions of such plans and programs.

                  (g).       Termination Due to Medical Condition.

                           (i). At any time NCNG may terminate Wells' employment
hereunder, subject to the Americans With Disabilities Act or other applicable law, due to medical condition if (i) for a period of 180 consecutive days during the Employment Term, Wells is totally and permanently disabled as determined in accordance with the Company's long-term disability plan, if any, as in effect during such time or (ii) at any time during which no such plan is in effect, Wells is substantially unable to perform Wells' duties hereunder because of a medical condition for a period of 180 consecutive days during the Employment Term.

                           (ii). Upon the termination of Wells' employment due
to medical condition, NCNG shall have no further obligation to Wells under this Agreement except as specifically provided in this Agreement. Upon such termination, Wells shall be entitled to all earned but unpaid salary accrued to the date of termination. Any continued rights and benefits Wells, or Wells' legal representatives, may have under employee benefit plans and programs of NCNG upon Wells' termination due to medical condition, if any, shall be determined in accordance with the terms and provisions of such plans and programs.

                  (h). Release of Claims - In order to receive continuation of salary and benefits under this paragraph 6, Wells agrees to execute a written release of all claims against NCNG, and its employees, officers, directors, subsidiaries and affiliates, on a form acceptable to NCNG.

         7.       ASSIGNABILITY.
                  -------------

                  No rights or obligations of Wells under this Agreement may be assigned or transferred by Wells, except that (a) Wells' rights to compensation and benefits hereunder may be transferred by will or laws of intestacy to the extent specified herein and (b) Wells' rights under employee benefit plans or programs described in Section 5 may be assigned or transferred in accordance with the terms of such plans or programs, or regular practices thereunder. NCNG may assign or transfer its rights and obligations under this Agreement.

         8. CONFIDENTIALITY. Wells will not disclose the terms of this Agreement except (i) to financial and legal advisors under an obligation to maintain confidentiality, or (ii) as required by law, including but not limited to, a valid court order or subpoena (and in such event will use Wells' best efforts to obtain a protective order requiring that all disclosure be kept under court seal) and will notify NCNG promptly upon receipt of such order or subpoena.



         9.       MISCELLANEOUS.
                  -------------

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                  (a). Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina without reference to laws governing conflicts of law.

                  (b). Entire Agreement. This Agreement contains all of the understandings and representations between the parties hereto pertaining to the subject matter hereof and supersedes all undertakings and agreements, including specifically the Prior Agreement entered into on September 11, 1985, whether oral or in writing, previously entered into by them with respect thereto.

                  (c). Amendment or Modification; Waiver. No provision in this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by Wells and by an officer of NCNG thereunto duly authorized to do so. Except as otherwise specifically provided in the Agreement, no waiver by a party hereto of any breach by the other party hereto of any condition or provision of the Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

                  (d). Notice. Any notice (with the exception of notice of termination by NCNG, which may be given by any means and need not be in writing) or other document or communication required or permitted to be given or delivered hereunder shall be in writing and shall be deemed to have been duly given or delivered if (i) mailed by United States mail, certified, return receipt requested, with proper postage prepaid, or (ii) otherwise delivered by hand or by overnight delivery, against written receipt, by a common carrier or commercial courier or delivery service, to the party to whom it is to be given at the address of such party as set forth below (or to such other address as a party shall have designated by notice to the other parties given pursuant hereto):

                  If to Wells:

                           Calvin B. Wells
                           North Carolina Natural Gas
                           150 Rowan Street
                           Fayetteville, NC  28301

                  If to NCNG:

                           Carolina Power & Light Company
                           411 Fayetteville Street
                           Raleigh, North Carolina  27602
                           Attention:  Vice President-Human Resources

Any such notice, request, demand, advice, schedule, report, certificate, direction, instruction or other document or communication so mailed or sent shall be deemed to have been duly given, if

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sent by mail, on the third business day following the date on which it was deposited at a United States post office, and if delivered by hand, at the time of delivery by such commercial courier or delivery service, and, if delivered by overnight delivery service, on the first business day following the date on which it was delivered to the custody of such common carrier or commercial courier or delivery service, as all such dates are evidenced by the applicable delivery receipt, airbill or other shipping or mailing document.

                  (e). Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

                  (f). References. In the event of Wells' death or a judicial determination of Wells' incompetence, reference in this Agreement to Wells shall be deemed, where appropriate, to refer to Wells' legal representative, or, where appropriate, to Wells' beneficiary or beneficiaries.

                  (g). Headings. Headings contained herein are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

                  (h). Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  (i). Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

                           (i). Singular words shall connote the plural number
as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

                           (ii). All references herein to particular articles,
paragraphs, sections, subsections, clauses, Schedules or Exhibits are references to articles, paragraphs, sections, subsections, clauses, Schedules or Exhibits of this Agreement.

                           (iii). Each party and its counsel have reviewed and
revised (or requested revisions of) this Agreement, and therefore any rule of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto or amendments hereof.

                           (iv). As used in this Agreement, "including" is
illustrative, and means "including but not limited to."

                  (j). Remedies. Remedies specified in this Agreement are in addition to any others available at law or in equity.

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                  (k). Withholding Taxes. All payments under this Agreement
shall be subject to applicable income, excise and employment tax withholding requirements.

         IN WITNESS WHEREOF, the parties hereto have executed, or have caused this Agreement to be executed by their duly authorized officer, as the case may be, all as of the day and year written below.

By:      _______________________________             Date: ___________________
         Calvin B. Wells


By:      _______________________________             Date: ___________________
         North Carolina Natural Gas Corporation

Title:   _______________________________


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